Exhibit 99.1

N E W S B U L L E T I N FROM:	RE:	Headwaters Incorporated 10701 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES FISCAL 2015 SECOND QUARTER RESULTS

•                                          Revenue Increased 15% to $180 Million

•                                          Adjusted EBITDA Increased 35% to $24 Million

•                                          Operating Income Increased from $0.5 Million to $8 Million

•                                          Raising FY 2015 Adjusted EBITDA Guidance to $155-$170 Million

SOUTH JORDAN, UTAH, May 5, 2015 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its second quarter of fiscal 2015.

Second Quarter 2015 Highlights

•                  Revenue increased 15% to $180 million, including 10% organic growth

•                  Gross profit increased 22% and gross margin increased by 155 basis points

•                  Adjusted EBITDA increased 35% and Adjusted EBITDA margin increased by 200 basis points

•                  Building products revenue increased 13%, operating income increased 145%, and Adjusted EBITDA increased 22%

•                  Construction materials revenue increased 14%, operating income increased 56%, and Adjusted EBITDA increased 40%

•                  Successfully completed secured debt refinancing and repaid approximately $49 million of outstanding 8.75% convertible notes, lowering weighted average interest rate to 5.2% and decreasing  annual cash interest expense by approximately $16 million, or 34%

•                  On a pro forma basis, trailing twelve months Adjusted EPS was $1.09 through March 31

CEO Commentary

“Positive momentum continued from the December quarter into the  March quarter in both of our core business segments as overall revenue grew 15% year-over-year, including 10% organic growth.  Additionally, margins expanded and Adjusted EBITDA grew 35% year-over-year,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “Our TTM Adjusted EBITDA increased to $154 million, a $16 million increase from fiscal 2014 Adjusted EBITDA of $138 million. Given our strong financial performance in the first half of the fiscal year and a positive outlook for the next six months, we are increasing our fiscal year 2015 Adjusted EBITDA guidance to a range of $155 to $170 million.

“We remain well-positioned to take advantage of improving demand. Second quarter fly ash volumes increased, benefiting from stable supply and continuing strength in demand for our products. If current trends persist, 2015 volume increases are on track to set an annual growth record. We also anticipate a continuing positive pricing environment.

“In the building products segment, for the second consecutive quarter, products with exposure to repair and remodeling trended positively, resulting in margin expansion in our siding accessory group. In addition, our Texas based block product group performed well, even with substantial rainfall that resulted in delays for some large projects.”

Second Quarter Summary

Headwaters’ second quarter 2015 consolidated revenue increased by 15% to $179.7 million from $156.5 million for the second quarter of 2014 and gross profit increased by 22% to $47.1 million, compared to $38.6 million in 2014. Operating income improved from $0.5 million in 2014 to $8.2 million in 2015, and Adjusted EBITDA increased by $6.3 million to $24.1 million, or 35% over 2014.

After making adjustments consistent with Adjusted EBITDA and for the non-routine incremental interest expense related to early debt repayments, second quarter adjusted income from continuing operations was $4.5 million, or $0.06 per diluted share in 2015, compared to a loss of $(2.7) million, or $(0.04) per diluted share in 2014. On an unadjusted basis, including $24.8 million of interest expense related to early debt repayments, the loss from continuing operations was $(25.0) million, or $(0.34) per diluted share for the second quarter of 2015, compared to a loss of $(9.5) million, or $(0.13) per diluted share, for the second quarter of 2014. Net loss including discontinued operations was $(25.2) million, or $(0.34) per diluted share, for the second quarter of 2015, compared to a net loss of $(10.1) million, or $(0.14) per diluted share, for the second quarter of 2014. The majority of the 2015 quarterly loss was attributable to the incremental interest expense associated with early debt repayments.

Second Quarter Business Segment Highlights

Business Segment	2015 Revenue	2015 Adjusted EBITDA	2015 Adjusted EBITDA Margin	2014 Adjusted EBITDA Margin
Building Products	$106.4 million	$13.5 million	12.7%	11.8%
Construction Materials	$67.5 million	$12.0 million	17.8%	14.6%

Business Segment	2015 Operating Income	2014 Operating Income	2015 Operating Income Margin	2014 Operating Income Margin
Building Products	$4.7 million	$1.9 million	4.4%	2.0%
Construction Materials	$8.2 million	$5.2 million	12.1%	8.8%

Six Months Ended March 31, 2015

Our total revenue for the six months ended March 31, 2015 was $379.3 million, up 18% from $322.1 million for 2014. Gross profit increased 29%, from $79.4 million in 2014 to $102.8 million in 2015. Operating income of $8.1 million in 2014 improved by 238%, to $27.4 million in 2015.  The loss from continuing operations increased from $(11.6) million, or a diluted loss per share of $(0.16) in 2014, to a loss of $(17.8) million, or $(0.25) per diluted share, in 2015. The net loss including discontinued operations increased from $(11.5) million, or a diluted loss per share of $(0.16) in 2014, to a net loss of $(18.1) million, or $(0.25) per diluted share, in 2015.  The increase in loss from continuing operations in 2015 was attributable to $24.8 million of interest expense related to early debt repayments.

Adjusted EBITDA increased by $15.8 million or 38% for the six months ended March 31, 2015 as compared to 2014, and Adjusted EPS increased by $0.19, from $0.04 in 2014 to $0.23 in 2015.

Building Products Segment

Headwaters’ building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment markets a wide variety of niche building products, including vinyl siding accessories, manufactured architectural stone, block and roofing products.

Building products revenue increased 13% from $94.1 million in the second quarter of 2014 to $106.4 million in the second quarter of 2015, including organic growth of 7%. In the second quarter of 2015, gross profit increased by 15% to $26.9 million from $23.3 million in 2014, and operating income increased by 147% to $4.7 million from $1.9 million. Adjusted EBITDA in the second quarter of 2015 increased by 22% from $11.1 million in 2014 to $13.5 million in 2015.

Product revenue associated with repair and remodel construction continued to improve in the second quarter, despite difficult winter conditions in the Northeast. Margins increased due to a combination of positive operating leverage, continuous improvement actions, and lower raw material resin costs, offsetting higher labor, cement and aggregate costs. Gross margin improved by 50 basis points, operating income margin increased by 240 basis points, and Adjusted EBITDA margin increased by 90 basis points year-over-year in the March quarter.

Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

Second quarter 2015 revenues increased by 14% to $67.5 million, compared to $59.1 million in 2014. Continuing a recent trend, volume grew in nearly all regions of the country as demand for high quality fly ash continues to improve year-over-year, accounting for a substantial portion of our overall revenue growth. As cement shortages develop due to limited domestic production capacity, we anticipate continued fly ash demand, leading to additional volume and revenue growth.

Service revenue represented approximately 25% of total segment revenue for the second quarter of 2015, compared to 32% for the second quarter of 2014, and 25% for all of fiscal 2014. Service revenue as a percent of total segment revenue is normally higher in the December and March quarters and lower in the June and September quarters, primarily due to seasonality. However, in the March 2015 quarter, the percentage of revenue represented by services was lower as compared to last year due to the significant growth in fly ash product sales and the completion of a number of service contracts.  The change in mix between services and fly ash sales had a positive impact on margins.

Gross profit increased by 25% to $16.8 million in the second quarter of 2015, compared to $13.4 million in 2014, and gross margin increased by 210 basis points to nearly 25%. Operating income increased $3.0 million, or 58%, from $5.2 million in 2014 to $8.2 million in 2015. Adjusted EBITDA increased $3.4 million from $8.6 million in 2014 to $12.0 million in 2015, or 40%. Adjusted EBITDA margin increased by 320 basis points from 14.6% in 2014 to 17.8% in 2015. Improvements in gross profit, operating income, and Adjusted EBITDA were primarily due to increases in fly ash revenue, as well as to cost management initiatives. Our construction materials segment is on track to complete the 2015 fiscal year with both record revenues and record Adjusted EBITDA.

Other Matters

For the second quarter of fiscal 2015, revenue from continuing operations in our energy segment was $5.8 million, compared to $3.3 million in 2014. Adjusted EBITDA for the 2015 quarter was

$1.8 million compared to $(0.3) million in 2014. During the March 2015 quarter, we began shipping HCAT® to a new customer that recently completed a commercial test of the catalyst.

We recorded a loss from discontinued operations of $(0.2) million in the second quarter of 2015, compared to a loss of $(0.6) million in the second quarter of 2014. It is possible that additional adjustments to the estimated gains and losses from the sale of the coal cleaning facilities in prior years may be recognized in future periods as certain contingencies are resolved.

Our estimated effective income tax rate for continuing operations for the 2015 fiscal year is currently expected to be approximately 10%, due primarily to state income taxes. Taxes for the first six months of 2015 were recorded using this 10% rate, and also reflect $0.9 million of income tax benefit from discrete items recognized in the December quarter. We have recorded a full valuation allowance on our net amortizable deferred tax assets, but currently anticipate that a significant portion of the valuation allowance may be reversed later in fiscal 2015. We currently have a pre-tax NOL in the amount of approximately $190.3 million and unused tax credits of $24.8 million, both of which can be carried forward for up to 20 years from the year they were generated.

Liquidity and Long-term Debt

During the March 2015 quarter, Headwaters repurchased and canceled substantially all of the outstanding 8.75% Convertible Senior Subordinated Notes (8.75% Convertible Notes) pursuant to open market transactions. Premiums and accelerated amortization of debt discount and debt issue costs aggregating approximately $3.5 million were paid and charged to interest expense in the quarter.

Also in the March 2015 quarter, Headwaters entered into a new $425 million senior secured term loan B facility (Term Loan) to refinance  its outstanding 7-5/8% Senior Secured Notes (7-5/8% Notes) with a par value of $400 million. The Term Loan, which matures in March 2022, bears interest at a rate of LIBOR plus 3.50%, with a LIBOR floor of 1.00%. The initial interest rate on the Term Loan is 4.50%.

The net proceeds from the initial borrowing under the Term Loan were approximately $414.7 million, after giving effect to original issue discount of approximately $2.1 million and estimated transaction costs of approximately $8.2 million. The proceeds were primarily used to pay for the redemption of all of the outstanding 7-5/8% Notes. A loss on extinguishment of debt of approximately $21.3 million was recognized on the early repayment of the 7-5/8% Notes, comprised of early repayment premiums, interest to the April 2015 redemption date, and accelerated amortization of unamortized debt issue costs, all of which was recorded as interest expense in the March 2015 quarter.

The combination of repurchasing the 8.75% Convertible Notes and refinancing the 7-5/8% Notes reduced Headwaters’ annual cash interest expense from an annual run rate of approximately $47 million at the end of the December 31, 2014 quarter to an annual run rate of approximately $31 million. Headwaters’ weighted average interest rate on long-term debt has been reduced to 5.2%, down from a weighted average interest rate of 7.6% at the end of the December 31, 2014 quarter.

We also recently amended our ABL Revolver, extending its maturity to March 2020, subject to early termination prior to the earliest maturity date of the Term Loan or the 7-1/4% senior unsecured notes, while improving pricing and flexibility.

The components of our long-term debt (reflected net of applicable discounts and debt issue costs) as of March 31, 2015, are shown in the following table:

(dollars in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured term loan	$414.8	LIBOR plus 3.50% (with 1.0% LIBOR floor)	March 2022
7-1/4% senior unsecured notes	147.5	7.25%	January 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 1.50%	March 2020
Total	$562.3

We had $79.7 million of cash and cash equivalents on hand at March 31, 2015 and total liquidity of approximately $140.3 million, which includes the impact of providing $7.4 million for letters of credit for various purposes. As of March 31, 2015, our net debt to Adjusted EBITDA ratio was 3.1x, compared to 3.2x as of September 30, 2014.

During the March 2015 quarter, Headwaters early adopted Accounting Standards Update 2015-03, a new accounting rule that requires debt issue costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts.

Outlook

“We continue to experience positive momentum in our business, with fifteen consecutive quarters of year-over-year revenue and Adjusted EBITDA growth. In the March 2015 quarter, while revenue grew 15%, Adjusted EBITDA grew 35% and margins expanded due to our strong operating leverage and cost reductions, resulting in broad-based positive financial performance,” said Don P. Newman, Headwaters’ Chief Financial Officer.

“During the quarter, we strengthened our balance sheet by repaying approximately $49 million of 8.75% convertible debt and by refinancing $400 million of senior secured debt.  Taken together, the repayment and refinancing will decrease our annual cash interest expense approximately $16 million and increase interest expense coverage to over 5x. On a pro forma basis, assuming the repayment and refinancing occurred April 1, 2014, our trailing twelve month Adjusted EPS through March 31, 2015 was $1.09, a 56% increase over the Adjusted EPS of $0.70 as reported for the fiscal year ended September 30, 2014.

“We have made significant progress growing our business and improving financial performance and cash flow, while also reducing leverage. With the refinancing, we have further improved cash generation potential and have a more flexible, efficient capital structure which supports our ultimate objective to create value for our shareholders.”

Non-GAAP Financial Measures

Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters defines Adjusted EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as detailed in the table that follows. Headwaters currently defines Adjusted EPS as diluted EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, again as detailed below. In addition to the adjustments we normally include to derive Adjusted EPS, the pro forma trailing twelve months (TTM) Adjusted EPS reflected in the table eliminates i) the historical interest expense related to the $400 million principal amount of 7-5/8% senior secured notes that were repaid in full with proceeds from the new term loan, and ii) the historical interest expense related to the  8.75% convertible notes repaid in February 2015, and includes the pro forma interest expense related to the new term loan. All interest expense amounts include the respective amortization of debt discount and debt issue costs.

A substantial amount of Headwaters’ cash-based compensation tied to stock price results from the issuance in fiscal 2011 and 2012 of cash-settled stock appreciation rights (SARs), all of which will expire on or before September 30, 2016. For vested but unexercised cash-settled SARs, the full impact of stock price changes, whether positive or negative, is recognized each quarter as a change in compensation expense. As the expiration dates approach, we expect the volume of exercises to increase with a resulting decrease in the volatility of compensation expense related to outstanding SARs that remain unexercised.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS and Pro Forma TTM Adjusted EPS are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

	Quarter Ended		Six Months Ended
(in millions)	3/31/2014	3/31/2015	3/31/2014	3/31/2015
Income (loss) from continuing operations (GAAP)	$(9.5)	$(25.0)	$(11.6)	$(17.9)
Non-controlling interest of subsidiary	(0.2)	(0.3)	(0.2)	(0.5)
Net interest expense	12.2	36.0	22.3	47.9
Income taxes	(2.2)	(2.8)	(2.6)	(3.0)
Depreciation, amortization, and equity-based compensation	13.8	13.5	27.3	26.9
Non-routine customer and business acquisition-related costs and adjustments	0.4	0.4	2.7	0.9
Asset impairments, write-offs and other non-routine items	0.0	0.9	0.0	0.9
Cash-based compensation tied to stock price	3.3	1.4	4.2	2.7
Adjusted EBITDA	$17.8	$24.1	$42.1	$57.9

Segment Adjusted EBITDA

Building products	$11.1	$13.5	$26.5	$34.1
Construction materials	8.6	12.0	21.9	29.3
Energy technology	(0.3)	1.8	(1.4)	0.6
Corporate	(4.9)	(4.6)	(9.1)	(8.8)
Cash-based compensation tied to stock price	3.3	1.4	4.2	2.7
Adjusted EBITDA	$17.8	$24.1	$42.1	$57.9

TTM Adjusted EBITDA

	Twelve Months Ended
(in millions)	9/30/2013	9/30/2014	3/31/2015
Income from continuing operations (GAAP)	$8.3	$16.5	$10.2
Non-controlling interest of subsidiary	0.0	(0.8)	(1.1)
Net interest expense	42.5	46.3	71.9
Income taxes	4.0	3.6	3.2
Depreciation, amortization, and equity-based compensation	54.0	56.9	56.5
Non-routine customer and business acquisition-related costs and adjustments	1.8	6.1	4.3
Asset impairments, write-offs and other non-routine items	0.0	3.1	4.0
Cash-based compensation tied to stock price	5.6	6.1	4.6
TTM Adjusted EBITDA	$116.2	$137.8	$153.6

Segment TTM Adjusted EBITDA

Building products	$72.9	$88.1	$95.7
Construction materials	56.6	66.8	74.2
Energy technology	0.3	(2.0)	0.0
Corporate	(19.2)	(21.2)	(20.9)
Cash-based compensation tied to stock price	5.6	6.1	4.6
TTM Adjusted EBITDA	$116.2	$137.8	$153.6

Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS

	Quarter Ended		Six Months Ended		Pro Forma TTM Ended
(in millions, except per-share amounts)	3/31/2014	3/31/2015	3/31/2014	3/31/2015	3/31/2015
Numerator:
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP — income (loss) from continuing operations attributable to Headwaters Incorporated	$(9.7)	$(25.0)	$(11.8)	$(18.4)	$9.0
Adjustments to numerator:
Amortization expense related to intangible assets	5.4	4.5	10.5	8.9	19.5
Non-routine customer and business acquisition- related costs and adjustments	0.4	0.4	2.7	0.9	4.3
Asset impairments, write-offs and other non- routine items	0.0	0.9	0.0	0.9	4.0
Interest expense related to early debt repayments	0.0	24.8	0.0	24.8	24.8
Interest expense related to 7-5/8% senior secured notes	0.0	0.0	0.0	0.0	30.7
Interest expense related to 8.75% convertible notes	0.0	0.0	0.0	0.0	4.1
Interest expense related to new term loan	0.0	0.0	0.0	0.0	(20.0)
Cash-based compensation tied to stock price	3.3	1.4	4.2	2.7	4.6
Income tax effect of above adjustments	(2.1)	(2.5)	(2.8)	(2.6)	0.7
Total adjustments to income (loss) from continuing operations, net of income tax effect	7.0	29.5	14.6	35.6	72.7
Numerator for adjusted diluted earnings per share from continuing operations	$(2.7)	$4.5	$2.8	$17.2	$81.7

Denominator:
Reported denominator for diluted earnings per share in accordance with GAAP	73.1	73.6	73.1	73.5	75.1
Effect of above adjustments on calculation of dilutive securities	0.0	2.1	1.2	2.0	0.0
Denominator for adjusted earnings per share, after effect of adjustments on calculation of dilutive securities	73.1	75.7	74.3	75.5	75.1

Reported diluted income (loss) per share from continuing operations	$(0.13)	$(0.34)	$(0.16)	$(0.25)	$0.12
Effect of adjustments on diluted income per share calculation	0.09	0.40	0.20	0.48	0.97
Adjusted diluted income (loss) per share from continuing operations (Adjusted EPS)	$(0.04)	$0.06	$0.04	$0.23	$1.09

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern Time, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through May 20, 2015, by dialing 877-344-7529 or 412-317-0088 and entering the pass code 10064805.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the  construction materials and  building products markets.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” in the

Company’s  Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this press release which could have material adverse effects on forward-looking statements.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended March 31,		Six Months Ended March 31,
	2014	2015	2014	2015
Revenue:
Building products	$94,139	$106,406	$187,151	$223,940
Construction materials	59,093	67,498	130,614	148,902
Energy technology	3,280	5,821	4,362	6,480
Total revenue	156,512	179,725	322,127	379,322

Cost of revenue:
Building products	70,828	79,481	140,166	163,673
Construction materials	45,669	50,738	100,434	110,249
Energy technology	1,464	2,365	2,083	2,572
Total cost of revenue	117,961	132,584	242,683	276,494

Gross profit	38,551	47,141	79,444	102,828

Operating expenses:
Amortization	5,485	4,560	10,591	9,046
Selling, general and administrative	32,517	34,351	60,744	66,380
Total operating expenses	38,002	38,911	71,335	75,426

Operating income	549	8,230	8,109	27,402

Net interest expense	(12,234)	(35,965)	(22,290)	(47,917)
Other income (expense), net	(32)	(33)	(20)	(302)

Loss from continuing operations before income taxes	(11,717)	(27,768)	(14,201)	(20,817)

Income tax benefit	2,210	2,780	2,560	2,980

Loss from continuing operations	(9,507)	(24,988)	(11,641)	(17,837)

Income (loss) from discontinued operations, net of income taxes	(575)	(210)	125	(277)

Net loss	(10,082)	(25,198)	(11,516)	(18,114)

Net income attributable to non-controlling interest	(236)	(259)	(230)	(504)

Net loss attributable to Headwaters Incorporated	$(10,318)	$(25,457)	$(11,746)	$(18,618)

Basic and diluted income (loss) per share attributable to Headwaters Incorporated:
From continuing operations	$(0.13)	$(0.34)	$(0.16)	$(0.25)
From discontinued operations	(0.01)	0.00	0.00	0.00
	$(0.14)	$(0.34)	$(0.16)	$(0.25)

Basic and diluted weighted average shares outstanding	73,121	73,555	73,094	73,501

Operating income (loss) by segment:
Building products	$1,907	$4,679	$6,993	$16,627
Construction materials	5,228	8,175	15,161	21,663
Energy technology	(821)	1,473	(3,107)	(138)
Corporate	(5,765)	(6,097)	(10,938)	(10,750)
Total	$549	$8,230	$8,109	$27,402

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	March 31,
	2014	2015
Assets:
Current assets:
Cash and cash equivalents	$152,542	$79,723
Trade receivables, net	119,330	91,366
Inventories	50,633	63,565
Other	21,612	23,364
Total current assets	344,117	258,018

Property, plant and equipment, net	182,111	182,249
Goodwill	175,586	175,512
Intangible assets, net	159,863	152,812
Other assets	34,629	34,645

Total assets	$896,306	$803,236

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$27,026	$19,820
Accrued liabilities	109,300	72,345
Current portion of long-term debt	0	3,188
Total current liabilities	136,326	95,353

Long-term debt, net	592,458	559,129
Income taxes	23,242	18,939
Other long-term liabilities	28,586	31,359
Total liabilities	780,612	704,780

Redeemable non-controlling interest in consolidated subsidiary	13,252	12,829

Stockholders’ equity:
Common stock - par value	74	74
Capital in excess of par value	723,648	725,615
Retained earnings (accumulated deficit)	(620,688)	(639,306)
Treasury stock	(592)	(756)
Total stockholders’ equity	102,442	85,627

Total liabilities and stockholders’ equity	$896,306	$803,236